EQUITABLE HOLDINGS REPORTS SECOND QUARTER 2026 RESULTS
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•Merger with Corebridge Financial approved by shareholders on July 30th and on track to close by year-end 2026

•Positive organic growth across all businesses with net inflows of $1.7 billion in Retirement; $2.0 billion in Wealth Management and $0.8 billion in Asset Management

•Net loss of $453 million, or $1.68 per share

•Non-GAAP operating earnings1 of $488 million, or $1.70 per share; Adjusting for notable items2, Non-GAAP operating earnings of $501 million, or $1.75 per share

•Returned $449 million to shareholders in the quarter, on track to deliver a 60-70% payout ratio target in 2026

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New York, NY, August 4, 2026 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the second quarter ended June 30, 2026.
“During the second quarter, we made significant progress on the merger with Corebridge while also delivering strong financial results. We reported Non-GAAP operating earnings per share of $1.70, or $1.75 excluding notable items, up 24% from the prior year quarter. Our businesses delivered healthy organic growth, highlighted by $1.7 billion of net inflows in Retirement, $2.0 billion of advisory net inflows in Wealth Management and $0.8 billion of net inflows for AllianceBernstein. Positive flows, coupled with favorable market conditions, drove assets under management to a record $1.2 trillion in the quarter,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “We remain focused on executing our growth strategy and delivering on our 2026 financial targets so that we enter the merger with strong momentum. Shareholders overwhelmingly approved the merger on July 30th and we remain on track to close by year-end 2026. Our joint integration efforts are well underway, and I am confident that the New Equitable will have the scale, distribution reach and business model to be a winner in growing markets and deliver long-term value for our customers and shareholders.”

1 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
2 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Consolidated Results
	Second Quarter
(in millions, except per share amounts or unless otherwise noted)	2026	2025
Total Assets Under Management/Administration (“AUM/A”, in billions)	$1,175	$1,070
Net income (loss) attributable to Holdings	(453)	(349)
Net income (loss) attributable to Holdings per common share	(1.68)	(1.21)
Non-GAAP operating earnings	488	352
Non-GAAP operating earnings per common share (“EPS”)	1.70	1.10
As of June 30, 2026, total AUM/A increased 10% year-over-year to $1.2 trillion, driven by positive net flows and higher markets over the prior twelve months.
Net loss attributable to Holdings for the second quarter of 2026 was $453 million compared to $349 million in the second quarter of 2025.

Non-GAAP operating earnings in the second quarter of 2026 were $488 million compared to $352 million in the second quarter of 2025. Adjusting for notable items3 of $14 million, second quarter 2026 Non-GAAP operating earnings were $501 million or $1.75 per share.
As of June 30, 2026, book value per common share including accumulated other comprehensive income (“AOCI”) was $(6.79). Book value per common share excluding AOCI was $16.89. Both of these measures reflect the Company’s 68% ownership stake in AllianceBernstein (“AB”) at book value. Book value per common share excluding AOCI but with AB reflected at fair market value was $30.92.
3 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights
•Second quarter 2026 business segment highlights:
◦Retirement reported net inflows of $1.7 billion and first year premiums of $6.2 billion increased 13% over the prior year.
◦Asset Management (AllianceBernstein or “AB”)4 reported net inflows of $0.8 billion, driven by the retail and institutional channels.
◦Wealth Management (“WM”) reported advisory net inflows of $2.0 billion and total assets under administration of $141 billion.
•Capital management program:
◦The Company returned $449 million to shareholders in the second quarter, including $83 million quarterly cash dividends and $366 million of share repurchases. The Company had a payout ratio of 70% in the first half of 2026 and remains on track to achieve its targeted 60-70% payout ratio for 2026.
◦The Company continues to target $1.8 billion of cash generation for 2026 and has received regulatory approval for up to $0.9 billion of insurance company dividends in the second half of the year.
◦The Company reported cash and liquid assets of $0.8 billion at Holdings5 as of quarter end, which remains above the $500 million minimum target. The combined NAIC RBC ratio remains well above the Company’s target of 400% as of quarter end.
•Delivering shareholder value:
◦The Company has deployed $25 billion of capital to AB’s Private Markets Platform, above its original $20 billion capital commitment. This supports growth in AB’s Private Markets business, which had $91 billion of assets under management as of quarter end.
◦On July 30th, the Company received shareholder approval for the merger with Corebridge Financial. Subject to regulatory approvals, the merger is expected to close by year-end 2026. The transaction is expected to be immediately accretive to earnings per share and cash generation with 10%+ accretion on a run rate basis by year-end 2028.

4 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
5 Excludes c. $320 million of cash at Holdings which is available to AllianceBernstein through its credit facility with Equitable Holdings.

Business Segment Results

Retirement

(in millions, unless otherwise noted)	Q2 2026	Q2 2025
Total Assets (in billions)[6]	$188.8	$164.7
Segment net flows (in billions)	1.7	1.9
Operating earnings (loss)	402	354
•Assets increased by 15%, driven by market performance and net inflows over the prior twelve months.
•First year premiums of $6.2 billion increased by 13% while net inflows of $1.7 billion were lower than the prior year quarter.
•Operating earnings of $402 million increased versus the prior year quarter, primarily due to higher fee-based revenue and a lower tax rate.
•Operating earnings adjusted for notable items7 increased from $368 million in the prior year quarter to $408 million. Notable items of $6 million in the current period reflect lower net investment income from alternatives, partially offset by a benefit from tax credits.

Asset Management

(in millions, unless otherwise noted)	Q2 2026	Q2 2025
Total AUM (in billions)	$905.5	$829.1
Segment net flows (in billions)	0.8	(6.7)
Operating earnings (loss)	158	131
•AUM increased by 9% due to market performance over the prior twelve months.
•Net inflows were $0.8 billion in the quarter, driven by net inflows of $0.9 billion in Retail and $0.6 billion in Institutional, partially offset by net outflows of $0.7 billion in Private Wealth.

•Operating earnings adjusted for notable items increased from $131 million in the prior year quarter to $139 million, primarily due to growth in base fees. Notable items of $19 million in the current period reflect a non-recurring tax benefit.

6 Retirement assets includes account value (net of embedded derivatives), spread lending balances and reserves (excluding MRBs)
7 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q2 2026	Q2 2025
Total AUA (in billions)	$140.6	$110.3
Advisory net new assets (in billions)	2.0	2.0
Operating earnings (loss)	63	50
•AUA increased by 27% over the last twelve months due to market performance, net inflows and acquired assets from the Stifel transaction.
•Advisory net inflows were $2.0 billion in the quarter, supported by a 13% year-over-year increase in advisor productivity.
•Operating earnings adjusted for notable items increased from $50 million in the prior year quarter to $60 million, primarily due to growth in client assets and advisory fees. Notable items of $3 million in the current period reflect a non-recurring tax benefit.

Corporate and Other (“C&O”)

The operating loss of $135 million in the second quarter decreased from an operating loss of $183 million in the prior year quarter. After adjusting for notable items8, the operating loss was $106 million versus a loss of $103 million in the prior year quarter.
8 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and give Non-GAAP measures less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended June 30,
(in millions)	2026	2025
Non-GAAP Operating Earnings	$488	$352
Post-tax adjustments related to notable items:
Retirement	6	14
Asset Management	(19)	—
Wealth Management	(3)	—
Corporate & Other	29	80
Non-GAAP Operating Earnings, less Notable Items	$501	$447

Impact of notable items by item category:

	Three Months Ended June 30,
(in millions)	2026	2025
Non-GAAP Operating Earnings	$488	$352
Post-tax adjustments related to notable Items:
Net investment income	49	12
Late reported claims & associated expenses	—	61
Expenses	—	21
Tax credit	(35)	—
Non-GAAP Operating Earnings, less Notable Items	$501	$447

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET on August 5, 2026 to discuss its second quarter 2026 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Second Quarter 2026 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1.2 trillion in assets under management and administration (as of 6/30/2026) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has approximately 4,600 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.
Contacts:
Investor Relations
Erik Bass
IR@equitable.com

Media Relations
Laura Yagerman
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “forecasts,” “intends,” “targets,” “plans,” “estimates,” “anticipates,” “goals,” “guidance,” “formidable,” “preliminary,” “objective,” “continue,” “drive,” “improve,” “superior,” “robust,” “positioned,” “resilient,” “vision,” “potential,” “immediate,” and similar expressions or the negative of those expressions or verbs. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Equitable”) and its consolidated subsidiaries. “We”, “us”, the “Company” and “our” refer to Equitable and its consolidated subsidiaries, unless the context refers only to Equitable as a corporate entity.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) the ability to repurchase shares (if Holdings decides to do so) within the expected timing or at all; (ii) the ability to complete the proposed transaction between Holdings and Corebridge (the “Proposed Transaction”) on the timeframe or in the terms currently anticipated or at all, including due to a failure to obtain requisite stockholder, stock exchange, regulatory, governmental or other approvals; (iii) risks related to difficulties, inabilities or delays in integrating the parties’ businesses; (iv) the ability to realize the anticipated benefits of the Proposed Transaction, including estimated run-rate expense synergies and projected cost savings at the times, and to the extent anticipated, as well as expected, operating earnings and cash flow generation; (v) the occurrence of any event, change or other circumstance that could give rise to the right of either or both parties to terminate the merger agreement; (vi) the potential impact of the announcement or consummation of the Proposed Transaction on Holdings or Corebridge’s stock price and on their respective business, contractual and operational relationships (including with regulatory bodies, employees, suppliers, clients and competitors); (vii) risks related to business disruptions from the Proposed Transaction that may harm the business or current plans and operations of either or both parties, including diversion of management time from ongoing business operations; (viii) the risk that the Proposed Transaction and the announcement thereof could have an adverse effect on the ability of either or both parties to hire and retain key personnel; (ix) the parties’ ability to raise debt on favorable terms or at all; (x) the outcome of any legal proceedings that may be instituted against Holdings, Corebridge, their new parent company or their respective directors; (xi) restrictions on the conduct of Holdings and Corebridge’s respective businesses prior to the closing of the Proposed Transaction and on each of their ability to pursue alternatives to the Proposed Transaction; (xii) the possibility that the Proposed Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, or unforeseen or unknown liabilities; (xiii) the potential impact of a downgrade in Holdings or Corebridge’s insurer financial strength ratings or credit ratings or of the new parent company of Holdings and Corebridge following completion of the Proposed Transaction; (xiv) conditions in the financial markets and economy, including the impact of geopolitical conflicts, changes in tariffs and trade barriers, the impact on Holdings of a shutdown of the U.S. government, and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (xv) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases; (xvi) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (xvii) our reinsurance and hedging programs; (xviii) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (xix) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (xx) our Asset Management segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (xxi) recruitment and retention of key employees and experienced and productive financial professionals; (xxii) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (xxiii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xxiv) risks related to our common stock; and (xxv) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, and Non-GAAP operating earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, and Non-GAAP operating common EPS, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these Non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These Non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is a mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled Non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our Non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AUA, AV, Policy Reserves and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax Non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of MRB and purchased MRB, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the MRB which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB when the majority of the impact relates to the non-core business; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and changes to the deferred tax valuation allowance.
In the third quarter of 2025, the Company updated its net investment income (“NII”) segment reporting to better align with our GAAP segments, as well as the reporting of our spread lending programs' income and expenses. Previously, direct and allocated segment NII were recorded based on assets tied to statutory asset tagging and net statutory liabilities for allocation. To better align with our GAAP segments, the Company changed the recording methodology for direct NII. It is now based on the book yields of assets tied to specific segments, considering General Account values plus reserves, net of embedded derivatives. Indirect NII, which was previously allocated based on net statutory liabilities, is now allocated based on General Account values and reserves, net of embedded derivatives. Additionally, revenues and expenses from our spread lending programs are now primarily recorded within the Retirement segment. Previously, spread lending revenues and expenses were recorded in Corporate and Other, with the excess of revenues over expenses allocated to the insurance segments based on net statutory liabilities. Prior periods have been revised to reflect these changes.

Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net income (loss) attributable to Holdings	$(453)	$(349)	$168	$(286)
Adjustments related to:
Variable annuity product features (1)	1,522	934	1,136	1,145
Investment (gains) losses	65	71	94	85
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	14	11	28	22
Other adjustments (2)	(430)	(137)	(282)	68
Income tax expense (benefit) related to above adjustments	(246)	(185)	(205)	(277)
Non-recurring tax items	16	7	21	16
Non-GAAP Operating Earnings	$488	$352	$960	$773

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(1)As a result of the novation of certain Legacy VA policies completed during the first quarter of 2025, the Company recorded a loss of $499 million in pre-tax net income and an increase of $263 million in pre-tax AOCI, for a total impact loss of $236 million for the six months ended June 30, 2025.
(2)Includes the following impacts on Non-VA derivatives: a gain of $198 million and $33 million for the three and six months ended June 30, 2025, respectively; a loss of $176 million and $322 million for the three and six months ended June 30, 2026, respectively. Also includes $14 million of expense related to a disputed billing practice of an AB third-party service provider for the three and six months ended June 30, 2025, respectively.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the six months ended June 30, 2026 and 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2026	2025	2026	2025
Net income (loss) attributable to Holdings	$(1.63)	$(1.15)	$0.60	$(0.94)
Less: Preferred stock dividend	0.05	0.06	0.10	0.10
Net Income (loss) available to common shareholders	(1.68)	(1.21)	0.50	(1.04)
Adjustments related to:
Variable annuity product features (1)	5.47	3.08	4.03	3.75
Investment (gains) losses	0.23	0.23	0.33	0.28
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.04	0.10	0.07
Other adjustments (2)	(1.55)	(0.45)	(0.99)	0.23
Income tax expense (benefit) related to above adjustments	(0.88)	(0.61)	(0.73)	(0.91)
Non-recurring tax items	0.06	0.02	0.07	0.05
Non-GAAP Operating Earnings	$1.70	$1.10	$3.31	$2.43

_______________
(1)As a result of the novation of certain Legacy VA policies completed during the first quarter of 2025, the Company recorded an impact per common shares of $1.63 for the six months ended June 30, 2025.
(2)Includes the following impacts on Non-VA derivatives: a gain of $0.65 and $0.11 for the three and six months ended June 30, 2025, respectively; a loss of $0.63 and $1.14 for the three and six months ended June 30, 2026, respectively. Also includes $0.05 of expense related to a disputed billing practice of an AB third-party service provider for the three and six months ended June 30, 2025, respectively.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	June 30, 2026	December 31, 2025
Book value per common share	$(6.79)	$(4.03)
Per share impact of AOCI	23.68	22.17
Book Value per common share, excluding AOCI	$16.89	$18.14

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Retirement and Life businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions)
REVENUES
Policy charges and fee income	$426	$626	$855	$1,262
Premiums	268	260	508	564
Net derivative gains (losses)	(2,055)	(1,374)	(1,475)	(575)
Net investment income (loss)	1,397	1,355	2,681	2,603
Investment gains (losses), net:
Credit and intent to sell losses on available-for-sale debt securities and loans	(44)	(54)	(37)	(54)
Other investment gains (losses), net	(21)	(17)	(57)	(31)
Total investment gains (losses), net	(65)	(71)	(94)	(85)
Investment management and service fees	1,328	1,272	2,655	2,557
Other income	359	294	758	612
Total revenues	1,658	2,362	5,888	6,938
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	435	787	820	1,546
Remeasurement of liability for future policy benefits	(15)	(13)	(6)	(15)
Change in market risk benefits and purchased market risk benefits	(1,001)	(606)	(676)	66
Interest credited to policyholders’ account balances	834	796	1,604	1,474
Compensation and benefits	642	592	1,267	1,193
Commissions and distribution-related payments	562	488	1,118	989
Interest expense	56	61	118	116
Amortization of deferred policy acquisition costs	214	193	423	381
Other operating costs and expenses	424	427	826	1,377
Total benefits and other deductions	2,151	2,725	5,494	7,127
Income (loss) from continuing operations, before income taxes	(493)	(363)	394	(189)
Income tax (expense) benefit	140	80	(16)	56
Net income (loss)	(353)	(283)	378	(133)
Less: Net income (loss) attributable to the noncontrolling interest	100	66	210	153
Net income (loss) attributable to Holdings	(453)	(349)	168	(286)
Less: Preferred stock dividends	13	18	27	32
Net income (loss) available to Holdings’ common shareholders	$(466)	$(367)	$141	$(318)

Earnings Per Common Share

	Three Months Ended June 30,
	2026	2025
	(in millions)
Earnings per common share
Basic	$(1.68)	$(1.21)
Diluted	$(1.68)	$(1.21)
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	278.3	303.2
Weighted average common stock outstanding for diluted earnings per common share	278.3	303.2

Results of Operations by Segment

	Three Months Ended June 30,
	2026	2025
	(in millions)
Operating earnings (loss) by segment:
Retirement	$402	$354
Asset Management	158	131
Wealth Management	63	50
Corporate and Other	(135)	(183)
Non-GAAP Operating Earnings	$488	$352

Select Balance Sheet Statistics

	June 30, 2026	December 31, 2025
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$143,034	$133,466
Separate Accounts assets	143,006	136,544
Total assets	$334,657	$317,990

LIABILITIES
Long-term debt	$3,839	$3,835
Future policy benefits and other policyholders' liabilities	17,372	17,660
Policyholders’ account balances	146,445	133,433
Total liabilities	$333,434	$316,202

EQUITY
Preferred stock	$1,068	$1,068
Accumulated other comprehensive income (loss)	(6,465)	(6,280)
Total equity attributable to Holdings	(785)	(74)
Total equity attributable to Holdings' common shareholders (ex. AOCI)	4,612	5,138

Assets Under Management (Unaudited)

	June 30, 2026	December 31, 2025

	(in billions)
Assets Under Management
AB AUM	$905.5	$866.9
Exclusion for General Account and other Affiliated Accounts	(94.2)	(87.3)
Exclusion for Separate Accounts	(63.3)	(51.0)
AB third party	$748.0	$728.6

Total Company AUM
AB third party	$748.0	$728.6
General Account and other Affiliated Accounts (1) (3) (4) (5) (6)	143.0	133.5
Separate Accounts (2) (3) (4) (5) (6)	143.0	136.5
Total AUM	$1,034.0	$998.6

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(1) “General Account and other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2026 and December 31, 2025, Separate Accounts AUM is inclusive of $8.2 billion and $8.2 billion & General Account AUM is inclusive of $28 million and $28 million, respectively, ceded to Venerable.
(4) As of June 30, 2026 and December 31, 2025, Separate Accounts AUM is inclusive of $7.6 billion and $7.2 billion & General Account AUM is inclusive of $2.9 billion and $3.0 billion, respectively, ceded to Global Atlantic.
(5) Includes Advisory, Brokerage and Direct assets included in our Wealth Management segment.
(6) As of June 30, 2026 and December 31, 2025, Separate Accounts AUM is inclusive of $16.3 billion and $15.1 billion & General Account AUM is inclusive of $9.3 billion and $9.3 billion, respectively, ceded to RGA.